Exhibit 10.5

DEL MONTE FOODS COMPANY

RESTRICTED STOCK UNIT

AGREEMENT

This agreement (the “Agreement”) contains the terms and conditions under which you,                      (the “Participant”), as of [DATE] (the “Grant Date”), and pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan (the “Plan”), have been granted restricted stock units representing the Common Stock of Del Monte Foods Company (the “Company”). This Agreement is issued in fulfillment of the annual equity compensation to be provided to Participant as a Non-Employee Director of the Company in accordance with the Del Monte Foods Company Non-Employee Director Compensation Plan.

1. Grant of Restricted Stock Units. The grant consists of restricted stock units (the “RSUs”) representing                      shares of the Common Stock of the Company, which the Company has issued to the Participant as of the Grant Date as equity compensation for his or her services as a Non-Employee Director of the Company. The RSUs also shall include any new, additional, or different securities or units representing such securities the Participant may become entitled to receive with respect to such RSUs by virtue of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock, or the payment of a stock dividend (but only on shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, or any change in the capitalization of the Company pursuant to Section 10(b) of the Plan, or by virtue of any Change of Control or other transaction pursuant to Section 10(c) of the Plan. The RSUs shall be subject to the Restrictions pursuant to Section 3 of this Agreement.

2. Participant’s Account; Certain Rights in Respect of RSUs.

(a) The RSUs granted to the Participant shall be entered into an account in the Participant’s name. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of the Participant pursuant to this Agreement.

(b) The Participant shall have no voting rights in respect of the RSUs.

3. Restrictions. Prior to their vesting as provided in Section 4, all RSUs held for or in respect of the Participant, and the shares of Common Stock that such RSUs represent, may not be assigned, transferred, or otherwise encumbered or disposed of by the Participant. In the event shares are not issued upon the vesting of the RSUs due to deferral pursuant to Section 5, restrictions upon the transfer of such deferred stock units shall be as set forth in the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan (or any successor plan, as applicable), including any related agreements pursuant to which such deferral is effected.

4. Vesting of RSUs. The RSUs shall vest in installments over an approximate three-year period, with one-third vesting immediately prior to each of the three Annual Meetings of Stockholders occurring after the Grant Date; provided, however, that if the Participant’s service as a director of the Company terminates for any reason between Annual Meetings, there shall vest a percentage of the one-third vesting installment applicable to such year that is equal to the percentage of the year (beginning with the date the last Annual Meeting of Stockholders) that will have elapsed upon the end of the fiscal quarter in which such termination of service occurs. Any portion of the RSUs that are unvested upon termination of service as a director of the Company for any reason shall be forfeited upon such termination of service. Upon the vesting of the RSUs (unless receipt is deferred in accordance with Section 5 below), the Participant shall be paid the value of his or her account in the form of Common Stock. No fractional shares of Common Stock will be issued. If the calculation of the number of shares of Common Stock to be issued results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

5. Deferral. In the event Participant has elected to defer Participant’s equity compensation pursuant to the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, or any successor plan, prior to the commencement of the calendar year in which the Grant Date occurs, the Common Stock that otherwise would have been issued upon vesting of the RSUs shall not be issued and instead Deferred Stock Units shall be credited to Participant in accordance with such plan. Such Deferred Stock Units shall be administered in accordance with the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, or any successor plan, as applicable, including with respect to the crediting of dividends and the designation of any beneficiary.

6. Designation of Beneficiary. Unless Participant has elected to defer his equity compensation pursuant to the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, or any successor plan, prior to the commencement of the calendar year in which the Grant Date occurs, the Participant may designate a beneficiary or beneficiaries to whom the Common Stock that is distributed on account of the RSUs that become vested at the Participant’s death shall be transferred. A Participant shall designate his or her beneficiary by executing the “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and returning it to the Corporate Secretary. Any form so submitted shall replace, in respect of all grants or awards made to the Participant under the Plan, any previous version of the same form the Participant may have submitted to the Corporate Secretary. A Participant shall have the right to change his or her beneficiary from time to time by executing a subsequent “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and otherwise complying with the terms of such form and the rules and procedures of the Committee, as in effect from time to time. The Compensation Committee (the “Committee”), which administers the Plan, shall be entitled to rely on the last “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” submitted by the Participant, and accepted by the Corporate Secretary, prior to such Participant’s death. In the absence of such designation of beneficiary, Common Stock that is distributed on account of RSUs that become vested at the Participant’s death will be transferred to the Participant’s surviving spouse, or if none, to the Participant’s estate. If the Committee has any doubt as to the proper beneficiary, the Committee shall have the right, exercisable in its sole discretion, to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7. Taxes. It shall be the sole responsibility of the Participant to properly account for and to pay any income and self-employment taxes payable on amounts paid or deferred under this Agreement, the Plan, the Del Monte Foods Company Non-Employee Director Compensation Plan or the Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan.

8. No Special Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon any Participant any right with respect to the continuation of his or her service on the Board of Directors, or any right to receive any other grant, bonus, or other award.

9. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Corporate Secretary, at One Market @ the Landmark, San Francisco, CA 94105, or at such other address as the Company may hereafter designate in writing.

10. Other Benefits. The benefits provided to the Participant pursuant to this Agreement are in addition to any other benefits available to such Participant under any other plan or program of the Company. The Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

11. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of laws.

13. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company, and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement. In the event that the RSUs, or any deferral thereof under Section 5, become or could become but for this Section 13, subject to Code Section 409A, the Committee may unilaterally amend the RSUs in any manner permitted under Code Section 409A to eliminate or reduce any additional tax, including any change to the form, timing and conditions of payment as permitted by law.

14. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

15. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

DEL MONTE FOODS COMPANY	PARTICIPANT

BY:
Name/Title: James Potter, Corporate Secretary	Director Name

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